EXHIBIT 99.1

AZZ incorporated Reports Results for the
First Quarter of Fiscal Year 2011, Successfully Completes Offer for North American Galvanizing, and Dividend Declared

Contact:	Dana Perry, Senior Vice President – Finance and CFO
AZZ incorporated 817-810-0095
Internet: www.azz.com

Lytham Partners 602-889-9700
Joe Dorame or Robert Blum
Internet: www.lythampartners.com

June 25, 2010 – FORT WORTH, TX - AZZ incorporated (NYSE:AZZ), a manufacturer of electrical products and a provider of galvanizing services, today announced unaudited financial results for the first quarter ended May 31, 2010. Revenues for the first quarter were $77.5 million compared to $95.5 million for the same quarter last year, a decrease of 19 percent. Net income for the quarter was $6.4 million, or $0.51 per diluted share, compared to net income of $9.9 million, or $0.80 per diluted share, in last year’s first fiscal quarter.  The expenses related to the acquisition of North American Galvanizing adversely impacted first quarter earnings by $0.06 for the first quarter.  Without these expenses, the first quarter earnings would have been $0.57.

Backlog at the end of the first quarter was $111.0 million. Backlog at the end of the first quarter of FY 2010 was $150.1 million and $109.9 million at February 28, 2010.  Incoming orders for the first quarter were $78.6 million while shipments for the quarter totaled $77.5 million, resulting in a book to ship ratio of 101 percent.    Based upon current customer requested delivery dates and our production schedules, 75 percent of the backlog at May 31, 2010 is expected to ship in the current fiscal year.  Of the backlog of $111.0 million, 41 percent is to be delivered outside of the U.S.

Revenues for the Electrical and Industrial Products Segment for the first quarter of FY 2011 were $37.2 million as compared to $55.4 million for the same quarter last year, a decrease of 33 percent.  Operating income for the segment decreased 37 percent to $6.6 million compared to $10.5 million in the same period last year.  Operating margins for the first quarter were 18 percent.

Revenues for the Company’s Galvanizing Service Segment for the first quarter were $40.3 million, compared to the $40.1 million in the same period last year, an increase of 1 percent.  Operating income was $11.5 million as compared to $12.8 million in the prior period, a decrease of 10 percent. Tonnage shipped increased 1 percent when compared to the prior period. Operating margins for the first quarter were 28 percent.

David H. Dingus, president and chief executive officer of AZZ incorporated, commented, “Based upon our quotation activity and conversations with our customers, we do believe that our backlog and business levels continue to show signs of stabilizing.  Effective execution on all our opportunities, expansion of domestic and international markets, successful assimilation of acquisitions, and seeking out of additional product and market opportunities to further enhance our strategic position will continue to be the focus and emphasis of our activities.”

Based upon the evaluation of information currently available to management, we are revising our fiscal year 2011 guidance for revenues to be in the range of $380 million to $395 million.  Our earnings guidance is revised and anticipated to be within the range of $2.65 to $2.80.  The revised guidance includes the anticipated results of the acquisition of North American Galvanizing for nine months.  The previously issued guidance was for revenues to be in the range of $310 million to $330 million and that fully diluted earnings per share would be in the range of $1.85 to $2.20.  We will incur additional acquisition related expenses during the balance of FY 2011 of approximately $1 million, which are reflected in the guidance.  We do not expect to fully realize all synergistic benefits of the North American Galvanizing acquisition until the first quarter of FY 2012.

Additionally, the Company announced that the Board of Directors, at its regularly scheduled quarterly meeting, declared a 25 cent per share cash dividend on the Company’s common stock outstanding.  The dividend with be paid at the close of business on July 26, 2010, to shareholders of record on July 9, 2010.

AZZ incorporated will conduct a conference call to discuss financial results for the first quarter of fiscal year 2011 at 11:00 A.M. ET on Friday, June 25, 2010.  Interested parties can access the conference call by dialing (877) 317-6789 or (412) 317-6789 (international). The call will be web cast via the Internet at www.azz.com/azzinvest.htm.   A replay of the call will be available for three days at (877) 344-7529 or (412) 317-0088 (international), confirmation #441801, or for 30 days at www.azz.com/azzinvest.htm.

AZZ incorporated is a specialty electrical equipment manufacturer serving the global markets of power generation, transmission and distribution and industrial, as well as a leading provider of hot dip galvanizing services to the steel fabrication market nationwide.

Certain statements herein about our expectations of future events or results constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by terminology such as, “may,” “should,” “expects, “ “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of these terms or other comparable terminology. Such forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements. In addition, certain factors could affect the outcome of the matters described herein. These factors include, but are not limited to, (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Agreement and Plan of Merger by and among AZZ, Big Kettle Merger Sub, Inc. and North American Galvanizing & Coatings, Inc. (“NGA”), dated as of March 31, 2010 (the “Merger Agreement”), (2) the outcome of any legal proceedings that may be instituted against us or others following the announcement of the Merger Agreement, (3) risks that the proposed transaction disrupts current plans and operations, and (4) the costs, fees and expenses related to the transaction. In addition, this release may contain forward-looking statements that involve risks and uncertainties including, but not limited to, changes in customer demand and response to products and services offered by AZZ or NGA, including demand by the electrical power generation markets, electrical transmission and distribution markets, the industrial markets, and the hot dip galvanizing markets; prices and raw material cost, including zinc and natural gas which are used in the hot dip galvanizing process; changes in the economic conditions of the various markets that AZZ or NGA serve, foreign and domestic, customer request delays of shipments, acquisition opportunities, adequacy of financing, and availability of experienced management employees to implement AZZ’s growth strategy. AZZ has provided additional information regarding risks associated with the business in AZZ’s Annual Report on Form 10-K for the fiscal year ended February 28, 2010 and other filings with the SEC, available for viewing on AZZ’s website at www.azz.com and on the SEC’s website at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. These statements are based on information as of the date hereof and AZZ assumes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

---Financial tables on the following page---

AZZ incorporated
Condensed Consolidated Statement of Income
(in thousands except per share amounts)

	Three Months Ended May 31,
	2010	2009
	(unaudited)	(unaudited)

Net sales	$77,475	$95,492
Costs and Expenses:
Cost of Sales	53,911	65,804
Selling, General and Administrative	12,275	12,124
Interest Expense	1,691	1,686
Net (Gain) Loss on Sales or Insurance Settlement of Property, Plant and Equipment	(9)	(5)
Other (Income)	(364)	(81)
	$67,504	$79,528

Income before income taxes	$9,971	$15,964
Income Tax Expense	3,598	6,064
Net income	$6,373	$9,900
Net income per share:
Basic	$.51	$0.81
Diluted	$.51	$0.80
Diluted average shares outstanding	12,549	12,410

Segment Reporting
(in thousands)

	Three Months Ended May 31,
	2010	2009
	(unaudited)	(unaudited)

Net Sales:
Electrical and Industrial Products	$37,161	$55,386
Galvanizing Services	40,314	40,106
	$77,475	$95,492

Segment Operating Income:
Electrical and Industrial Products	$6,610	$10,512
Galvanizing Services	11,473	12,793
Total Segment Operating Income	$18,083	$23,305

Condensed Consolidated Balance Sheet
(in thousands)

	May 31, 2010	February 28, 2010
	(unaudited)	(audited)

Assets:
Current assets	$214,438	$207,453
Net property, plant and equipment	85,428	87,364
Other assets, net	86,873	87,144
Total assets	$386,739	$381,961

Liabilities and shareholders’ equity:
Current liabilities	$43,499	$43,628
Long term debt due after one year	100,000	100,000
Other liabilities	10,031	10,467
Shareholders’ equity	233,209	227,866
Total liabilities and shareholders’ equity	$386,739	$381,961

Condensed Consolidated Statement of Cash Flows
(in thousands)

	Three Months Ended May 31,
	2010		2009
	(unaudited)		(unaudited)

Net cash provided by (used in) operating activities		$4,194	$13,740
Net cash provided by (used in) investing activities	$	(2,125)	$ (3,700)
Net cash provided by (used in) financing activities	$	(2,495)	$65
Net cash provided by (used in) effect of exchange rate	$	(15)	$26
Net increase (decrease) in cash and cash equivalents	$	(441)	$10,131
Cash and cash equivalents at beginning of period		$110,607	$47,558
Cash and cash equivalents at end of period		$110,166	$57,689

--END--